Pursuant to 17 C.F.R. 240.24b-2, confidential information has been omitted in places marked "[* * *]" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission


EXECUTION COPY

                            SATELLITE CAPACITY LEASE

This Satellite Capacity Lease (the "Lease") is made and entered into as of October 24, 2006 (the "Effective Date") by and between Colorado Satellite Broadcasting, Inc. ("Network"), having a principal place of business at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, and Transponder Encryption Services Corporation ("TESC"), having a principal place of business at 90 Inverness Circle East, Englewood, Colorado 80112.

                                    RECITALS

     A. Network is in the business of producing and/or distributing certain programming services (hereinafter referred to as the "Programming Services", as more particularly described in Section 1.3.1 below and EXHIBIT A attached hereto, for viewing by end-users located in the Territory (as defined in Section
1.4 below).

     B. TESC is in the business of leasing satellite capacity on satellites using Ku-Band and/or Ka-Band frequencies.

     C. TESC and Network are parties to Satellite Capacity Leases dated September 1, 1998, December 14, 1999, and July 11, 2000, as such leases may have been modified or extended from time to time (the "Old Leases").

     D. Network desires to terminate the Old Leases and lease, in accordance with the terms of this Lease, certain satellite capacity from TESC for the purpose of transmitting the Programming Services in a digitally encrypted format for receipt on a Subscription basis, Demand Purchase basis, SVOD Selection basis and/or VOD Purchase basis, as such terms are defined in Section 1.1 of this Lease, as determined by TESC in its sole judgment from time to time, by end-users in the Territory via one or more Ku-Band and/or Ka-Band satellite(s) to be selected by TESC from time to time in its sole judgment (collectively, a "Satellite"), which are directly or indirectly owned and/or operated in whole or in part by TESC and are located at the 119(degree) west longitude orbital position and/or the 110(degree) west longitude orbital position.

     E. Subject to the terms and conditions set forth below, TESC agrees to allow Network to lease such capacity on a Satellite for the purpose of transmitting the Programming Services in a digitally encrypted format for receipt on a Subscription basis, Demand Purchase basis, SVOD Selection basis and/or VOD Purchase basis, as determined by TESC in its sole judgment from time to time, by end-users in the Territory, except as limited in this Lease.

     NOW, THEREFORE, in consideration of the mutual promises and the covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Network and TESC agree as follows:

1.       LEASE

     1.1 Customer Purchases.

         1.1.1 Service Subscriber. A "Service Subscriber" is defined to mean any location in the Territory that is authorized to receive one or more of the Programming Services in an encrypted format via a monthly or multi-month subscription that is active and in good standing ("Subscription"). A Service Subscriber may include, but shall not be limited to, residential locations, condominium complexes, apartment buildings, town-home complexes, assisted living facilities, hotel and motel guest rooms, private offices, truck stops, cellular telephones and other handheld devices (only with respect to parts of the Programming Services for which Network has the rights for cellular telephone and handheld devices, except that all of the Programming Services may be delivered to PocketDish, as such device may be renamed or modified from time to time), and vehicles (e.g. cars, airplanes, recreational vehicles and commercial hauling vehicles). For residential Service Subscribers, each single residential dwelling unit, regardless of the number of televisions, integrated receiver-decoders ("IRDs"), computers or other devices within the unit or establishment that are authorized by TESC or its Affiliate to receive one or more of the Programming Services, shall be deemed to be a single Service Subscriber. For hotel/motel rooms, truck stops and private business offices, each television authorized to receive one or more of the Programming Services shall be deemed to be a single Service Subscriber. For bulk-billed Service Subscribers (typically residential locations, condominium complexes, apartment buildings, town-home complexes and assisted living facilities), the number of Service Subscribers per account shall be determined on an equivalent billing unit basis, assuming one hundred percent (100%) occupation. TESC shall be entitled to determine, in its sole judgment, whether a particular Service Subscriber is a bulk-billed Service Subscriber.


         1.1.2 Demand Purchases. "Demand Purchase" is defined to mean an individual purchase of a block of a Programming Service delivered via a Satellite in an encrypted format not to exceed ninety (90) minutes in duration (or such other period of time that the parties may agree upon from time to time in writing). A Customer in the Territory who receives a Programming Service on a Demand Purchase basis shall be referred to hereinafter as a "Demand Purchaser". For residential Demand Purchasers, each single residential dwelling unit, regardless of the number of televisions or, IRDs, computers or other devices within the unit or establishment that are authorized to receive a particular Demand Purchase, shall be deemed to be a single Demand Purchaser. For hotel/motel rooms, truck stops and private business offices, each television authorized to receive a particular Demand Purchase shall be deemed to be a single Demand Purchaser. For Demand Purchases originating from facilities which are deemed bulk billed Service Subscribers (typically residential locations, condominium complexes, apartment buildings, town-home complexes and assisted living facilities), the number of Demand Purchases shall be the actual number of Demand Purchases originating from such facility. TESC shall be entitled to determine, in its sole judgment, whether a particular Demand Purchaser is a bulk-billed Demand Purchaser.

         1.1.3 SVOD Selections. "SVOD Selection" is defined to mean the selection by a Customer of a video program on a Programming Service on an "on demand" basis (either using "push" or "pull" technology) from a Network-selected group of video programs that are transmitted to Customers who have purchased a Subscription for that Programming Service. A Customer in the Territory who receives a program on a Programming Service on a SVOD Selection basis shall be referred to herein as an "SVOD Purchaser". Such receipt may be at no additional cost (other than the cost of the Subscription of the underlying Programming Service) or may be at an additional charge, as determined by TESC in its sole discretion. For residential SVOD Purchasers, each single residential dwelling unit, regardless of the number of televisions, IRDs, computers or other devices within the unit or establishment that are authorized to receive a particular SVOD Selection, shall be deemed to be a single SVOD Purchaser. For hotel/motel rooms, truck stops and private business offices, each television authorized to receive a particular SVOD Purchase shall be deemed to be a single SVOD Purchaser. For SVOD Selections originating from facilities which are deemed bulk billed Service Subscribers (typically residential locations, condominium complexes, apartment buildings, town-home complexes and assisted living facilities), the number of SVOD Selections shall be the actual number of SVOD Selections originating from such facility. TESC shall be entitled to determine, in its sole judgment, whether a particular SVOD Purchaser is a bulk-billed SVOD Purchaser. Network shall be responsible for the encoding and delivery to TESC of all SVOD content in accordance with TESC's reasonable technical and other requirements at no additional cost to TESC.

         1.1.4 VOD Purchases. "VOD Purchase" is defined to mean the purchase by a Customer of the right to view a program on a Programming Service on an "on demand" basis (either using "push" or "pull" technology), such that the Customer can select the program, begin watching the program at any time, and have pause, rewind and fast forward functionality. A Customer in the Territory who receives a program on a Programming Service on a VOD Purchase basis shall be referred to herein as a "VOD Purchaser". For residential VOD Purchasers, each single residential dwelling unit, regardless of the number of televisions, IRDs, computers or other devices within the unit or establishment that are authorized to receive a particular VOD Purchase, shall be deemed to be a single VOD Purchaser. For hotel/motel rooms, truck stops and private business offices, each television authorized to receive a particular VOD Purchase shall be deemed to be a single VOD Purchaser. For VOD Purchases originating from facilities which are deemed bulk-billed Service Subscribers (typically residential locations, condominium complexes, apartment buildings, town-home complexes and assisted living facilities), the number of VOD Purchases shall be the actual number of VOD Purchases originating from such facility. TESC shall be entitled to determine, in its sole judgment, whether a particular VOD Purchaser is a bulk-billed VOD Purchaser. Network shall be responsible for the encoding and delivery to TESC of all VOD content in accordance with TESC's reasonable technical and other requirements at no additional cost to TESC.


         1.1.5 Exceptions. Notwithstanding the foregoing, the following end users who are authorized to receive one or more of the Programming Services shall not be considered Service Subscribers, Demand Purchasers, SVOD Purchasers or VOD Purchasers under any circumstances: (a) TESC's and/or any of its Affiliates' test sites; (b) TESC's and/or any of its Affiliates' retailer showrooms; and (c) employees of TESC and/or any of its Affiliates. Any Service Subscriber who receives the Programming Service (A) through more than one (1) distribution technology from TESC or any of its Affiliates, (B) to more than one type of device, and/or (C) in more than one package of services shall be included in the Service Subscriber count as only one (1) Service Subscriber. For purposes of this Lease, "Affiliate" shall mean, with respect to a person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity. For the purposes of this definition, the term "Control" (including the words "controlling" or "controlled by") shall mean the power to direct or cause the direction of the management, policies and/or affairs of a person or entity whether through the ownership of voting securities, by contract or otherwise.

                  1.1.6 Single Purchases, Customer Purchases and Customers. For purposes of this Lease, Demand Purchases, SVOD Selections and VOD Purchases may be collectively referred to in this Lease as "Single Purchases". For purposes of this Lease, Subscriptions, Demand Purchases, SVOD Selections and VOD Purchases may be collectively referred to in this Lease as "Customer Purchases". For purposes of this Lease, Service Subscribers, Demand Purchasers, SVOD Purchasers and VOD Purchasers may be collectively referred to in this Lease as "Customers."

     1.2      Grant of Rights.

         1.2.1 By TESC. Subject to the terms and conditions of this Lease, TESC hereby agrees to lease three (3) video channels of capacity on a Satellite to Network for the sole purpose of transmitting the Programming Services in a digitally compressed and encrypted format (or any other transmission method determined by TESC in its sole discretion) on a twenty-four (24) hour per day, seven (7) day per week Subscription, Demand Purchase, SVOD Selection, and/or VOD basis, as determined by TESC in its sole judgment, to end-users in the Territory.

         1.2.2 By Network. Subject to the terms and conditions of this Lease, Network grants TESC and/or any of its Affiliates the right (but not the obligation), along with all intellectual property rights appurtenant thereto including without limitation, the non-exclusive, non-transferable, limited use of all copyrights and trademarks, to: (i) offer and sell Customer Purchases, as determined by TESC in its sole judgment, to residences; SMATVs, hotel/motels, truck stops and other bulk-billed Customers; cellular telephones and other handheld devices (only with respect to parts of the Programming Services for which Network has the rights for cellular telephone and handheld devices, except that all of the Programming Services may delivered to PocketDish, as such device may be renamed or modified from time to time); and vehicles (e.g. cars, airplanes, recreational vehicles and commercial hauling vehicles) and/or to sub-distribute the Programming Services (to private cable operators, franchised cable operators, housing cooperatives, municipalities and the like) subject to the restrictions set forth in Section 1.5. In furtherance of and without limiting the generality of the foregoing, Network agrees and acknowledges that TESC shall have the non-exclusive right to (i) bundle the Programming Services with other programming services either now or in the future offered by TESC or its Affiliates; (ii) authorize and deauthorize IRDs or other devices to receive the Programming Services for Customers; and (iii) distribute the Programming Services using any transport technology either now existing or later developed including without limitation C-band receive facilities such as SMATV systems and all forms of wireless and wire-line data distribution technology (including, by way of example but not limitation, BSS or FSS satellite regardless of frequency or band; copper wire; fiber optic or coaxial cable; all forms of terrestrial wireless; and Internet Technologies) as necessary to deliver the Programming Services to Customers and to exercise the rights granted herein. Except in the case of transmission via Internet Technologies to a computer (which transmission is subject to the restrictions contained in Section 1.2.3 below), the Programming Services shall be transmitted for reception via a Set Top Box. For purposes of this Lease, "Set-Top Box" means those certain conditional access and control hardware components (provided by TESC, its Affiliate, or a third party) that connect to, or are integrated as part of, a television or other video output display device ("Display Device") (including a computer monitor to the extent that the computer providing a signal to the monitor has a video card with a television input with the purpose of the computer being used as a television) and also connect to TESC's transmission system, the content of which then is displayed on the Display Device, and which have been commercially adopted for use with the TESC's transmission system for delivery of television programming services to viewers at a residential or commercial location. In the case of transmission of the Programming Services via Internet Technologies to a computer, another conditional access system may be used.

         1.2.3 Internet Technologies. For purposes of this Lease, "Internet Technologies" means technologies using one or more computer networks that utilize TCP/IP, IP or other architecture or that uses computer terminals, terminal servers, routers, multicasting technology or other data processing or transmission device (regardless of transmission speed experienced by the end user) whether via cable, wire, wireless, set-top boxes or other technology, regardless of the end-user's viewing device. Without limiting the generality of the foregoing, "Internet Technologies" shall include, without limitation, the Internet as presently configured and all modifications and additions thereto and substitutions thereof (including, without limitation, the Internet II) whether using means, methods, processes media or technology now known or later developed. It is specifically acknowledged and agreed that Internet Technologies shall include the right to "download," "stream," "push," "pull" and/or "pre-cache" (as such terms are used in the Internet industry) programming, whether at a time determined by TESC, the customer or any third party. For purposes of this Lease, "Internet" shall mean the series of global, interconnected, packet-switched networks that utilize transmission control protocols ("TCP") and internet protocols ("IP") to communicate and otherwise transmit information to and from connected users' computers and operating systems. Notwithstanding the provisions of Section 1.2.2 of this Lease, TESC acknowledges that Network does not have the rights necessary for the distribution of certain programming contained in the Programming Services via Internet Technologies. TESC may not distribute such identified programming via Internet Technologies without the prior written consent of Network. However, Network shall provide TESC with access to its entire library of programming of the type contained in the Programming Services for which it has Internet Technologies distribution rights except to the extent that such rights for specific content prohibit Network from allowing third parties to distribute the content. Content for transmission by Internet Technologies shall be hosted by Network at no cost to TESC.

         1.2.4 Packaging. TESC may in its sole discretion, but shall not be obligated to, offer the Programming Services on a Subscription, Demand Purchase, SVOD Selection and/or VOD Purchase basis, both in standard definition and in high definition, if applicable, and may in its sole discretion, but shall not be obligated to, bundle the Programming Services with other adult programming services. In the event that Network's Programming Services are bundled with other adult programming services, Network shall receive fees that are consistent with the payment calculations described in Section 5.6 for the applicable type of bundled service.

     1.3      Programming Services.

         1.3.1 Elements. The Programming Services are comprised of the programming elements set forth on the Programming Schedule attached hereto as EXHIBIT A, which is incorporated herein by this reference. Network acknowledges and agrees that the Programming Services will not directly or indirectly advertise, market, promote or otherwise reference any distributor of programming services which is not owned and/or operated by TESC and/or its Affiliates. In addition to the limitations set forth in Section 5.5 of this Lease, Network agrees that no Programming Service (including any advertising contained in the Programming Service will contain (i) religious programming; (ii) the promotion or marketing of "800" or "888" telephone services other than in connection with direct response advertising, or (iii) the promotion or marketing of "900," or "976" telephone services, or other similar services that bill a caller for placing or confirming the call (other than for the telephone company's cost of the call), unless the telephone services are operated by Network and not a third party.

         1.3.2 Compliance. Upon request by TESC, Network shall provide TESC with sufficient proof, as determined in TESC's reasonable judgment, of Network's right to distribute any content that airs on the Programming Services. If there is a material change in the programming content set forth in EXHIBIT A hereto, as determined in TESC's reasonable judgment, Network must notify TESC in writing at least thirty (30) days in advance of such programming content change. In the event that a Programming Service at any time does not comply with the requirements set out in EXHIBIT A, as determined by TESC in its sole judgment, TESC shall have the option, exercisable in its sole discretion, to cease transmission of the applicable Programming Service effective thirty (30) days after delivery of written notice to Network. In the event that Network does not provide TESC with sufficient proof of Network's license rights to any content contained in the Programming Services upon request, TESC shall have the option, exercisable in its sole discretion, to cease transmission of the applicable Programming Service effective immediately upon delivery of written notice to Network. In the event that TESC ceases transmission of a Programming Service pursuant to this Section 1.3.2, such cessation shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

         1.3.3 Nesting. TESC agrees that it will not use any of the Programming Services to nest or incubate another programming service within the Programming Service (a "Second Service"), nor will it "clone" a Programming Service into a Second Service by duplicating programming from the Programming Service on to any such Second Service and/or by removing programming from the Programming Service and distributing it on such Second Service. TESC shall have no obligation to transmit a Second Service.

     1.4 Territory. The "Territory" shall mean the geographic boundaries of the United States and its territories, possessions, and commonwealths. TESC is hereby authorized to distribute, exhibit or, subject to the restrictions set forth in Section 1.5, authorize any third party to distribute or exhibit each of the Programming Services, in whole or in part, to any location in the Territory, subject to all applicable laws, rules and regulations, including without limitation the laws, rules and regulations of the U.S. Government, the government of any foreign country, and their respective agencies. TESC reserves the right, at its sole option, to blackout distribution of the Programming Service in certain states and/or communities within the Territory. Network is expressly prohibited from marketing or promoting, or attempting to market or promote, Subscriptions and/or Demand Purchases to any of the Programming Service directly or indirectly to persons or entities which: (i) intend to view the Programming Service in any location outside the Territory, or in any geographic area for which TESC has determined, in its sole judgment, a blackout is necessary, provided that TESC shall give Network written notice (in the form of either a facsimile or an e-mail) of any such geographic area ("each, a "Blackout Area"); (ii) are under the age of eighteen (18); (iii) may not legally purchase the Programming Service or to whom the Programming Service may not legally be sold; or (iv) intend to resell the Programming Service or provide the Programming Service to third parties on a free-to-guest basis. In the event that Network breaches its obligations under this Section 1.4, TESC shall be entitled to terminate this Lease, in whole or in part, effective immediately upon delivery of written notice to Network and to immediately cease the transport of one or more of the Programming Services upon delivery of written notice to Network. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise. Network and TESC hereby acknowledge that, as of the Effective Date, the following areas are Blackout Areas: Alabama; Mississippi; North Carolina; Oklahoma; Tennessee; Utah; Cincinnati, Ohio; Arkansas; Indianapolis, Indiana; Jacksonville, Florida; Tallahassee, Florida; Pensacola, Florida; Panama City, Florida; and Polk County, Florida. Notwithstanding anything to the contrary contained in this Lease, Network understands and agrees that the signals of the Programming Services, when transmitted, may extend beyond the geographic boundaries of the Territory and that such "overspill," in and of itself, shall not be a breach of this Lease.

     1.5 Wholesale Rights. TESC shall have the right, but not the obligation, to offer and sell all or any of the Programming Services on a wholesale Subscription basis, and/or any of the programming on any of the Programming Services on a wholesale Single Purchase basis, as determined by TESC in its sole judgment from time to time, to third parties who, in turn, will resell the Programming Services or such programming at a retail price to be determined in the third party's sole judgment. TESC shall determine the wholesale Subscription and/or wholesale Single Purchase rates to be charged to such third parties for the Programming Services and/or programming in its sole discretion. Any agreements between TESC and any third parties contemplated by this Section shall require that the Programming Services shall be delivered by such third parties via a Set Top Box. The number of Service Subscribers per wholesale account shall be determined on an equivalent billing unit basis based upon wholesale Subscription revenues actually collected by TESC subject to any adjustments contained in Section 3.1.6. The number of Demand, SVOD and VOD Purchasers per wholesale account shall be determined on an equivalent billing unit basis based upon wholesale Single Purchase revenues, respectively, actually collected by TESC subject to any adjustments contained in Section 3.1.6. TESC shall determine in its sole discretion to whom, if anyone, TESC will offer and sell the Programming Services or such programming on a wholesale basis.

2. TERM This Lease shall commence on the Effective Date and shall continue for three (3) years thereafter, unless terminated sooner as provided herein (the "Term"); provided however, that in addition to the termination rights set forth elsewhere in this Lease, TESC may terminate this Lease, either in total or with respect to one or more of the Programming Services, for any reason or no reason in its sole judgment upon thirty (30) days advance written notice to Network. Network agrees that upon the expiration or earlier termination of this Lease, if TESC has already sold Subscriptions to any of the Programming Services, then, at TESC's option, Network shall continue to provide TESC the applicable Programming Services under the terms and conditions outlined herein for a period of time ("Programming Service Extension") that is the shorter of twelve (12) months or that number of months necessary for TESC to provide the applicable Programming Services to Service Subscribers who bought a multi-month Subscription to such Programming Services prior to the receipt of notice of termination of the Lease.

3. RENT AND RESIDUAL REVENUES; RETAIL PRICE OF PROGRAMMING; PAYMENTS AND DUE
DATES

     3.1      Rent and Residual Revenues.

         3.1.1 Offset. Network hereby grants TESC and its Affiliates the right, but TESC and its Affiliates shall have no obligation, to offset any amounts due to Network hereunder against any amounts due to TESC and/or any of its Affiliates from Network or any Affiliate thereof.

         3.1.2 Rent. As consideration for the lease of satellite capacity by TESC to Network, and subject to the offset rights granted to TESC pursuant to
Section 3.1.1 above, TESC shall pay Network for each Reporting Period (as such term is defined in Section 3.1.3 below) the [* * *] of [* * *] percent [* * *]%[* * *] of:

             (a) Subscription Revenues (as such term is defined in Section 3.1.4 below) received during such Reporting Period or: (i) as to the [* * *] Programming Service, $[* * *] per [* * *] during such Reporting Period or $[* * *] per [* * *] during such Reporting Period; or (ii) as to the [* * *] Programming Services, $[* * *] per [* * *] or $[* * *] per [* * *]; and

             (b) Single Purchase Revenues (as such term is defined in Section
3.15 below) received during such Reporting Period or: (1) as to the [* * *] Programming Service, $[* * *] per [* * *] during such Reporting Period; or (ii) as to the [* * *] Programming Services, $[* * *] per [* * *].

TESC shall be entitled to retain the remainder of such Subscription Revenues and Single Purchase Revenues from each Reporting Period as Rent. Subject to Section 12 below, the calculation set forth above shall remain in effect regardless of whether the Programming Services are transmitted via satellite, Internet Technologies, wireless technology or any other technology now known or discovered in the future.

         3.1.3 Reporting Period. "Reporting Period" means the period between the 22nd day of one calendar month and the 21st day of the following calendar, as such Reporting Period may change from time to time in TESC's sole discretion.

         3.1.4 Subscription Revenues. "Subscription Revenues" for each Programming Service in a particular Reporting Period shall be calculated by multiplying the then current retail price per month for a single-family Subscription to the Programming Service by the average of the sum of: (a) number of Service Subscribers to such Programming Service as of the last day of the Reporting Period in question; and (b) the number of Service Subscribers to such Programming Service as of the last day of the immediately preceding Reporting Period, and then rounding the product down to the next full dollar amount. For example, if: (i) there are 30,000 Service Subscribers to the Extasy Programming Service as of the last day of the Reporting Period in question; (ii) 20,000 Service Subscribers to the Extasy Programming Service as of the last day of the immediately preceding Reporting Period; and (iii) the retail price per month for a single-family Subscription to the Extasy Programming Service is US$24.99, then there would be US$624,750 in Subscription Revenues for the Extasy Programming Service for the Reporting Period in question, which is equal to US$24.99 (the then current retail price per month for a single-family Subscription to the Extasy Programming Service) times 25,000 (the average of the sum of number of Service Subscribers to the Extasy Programming Service as of the last day of the current Reporting Period and the number of Service Subscribers to the Extasy Programming Service as of the last day of the immediately preceding Reporting Period or (30,000 + 20,000) divided by 2). Such calculation shall be done on a like-technology and like-delivery basis, using the current retail price per month for a single-family Subscription to the Programming Service via the applicable technology and delivery mechanism. Any Service Subscriber who receives the Programming Service from TESC or any of its Affiliates: (A) through more than one (1) distribution technology; (B) to more than one type of device; and/or (C) in more than one package of services shall be included in the Service Subscriber count as only one (1) Service Subscriber.

         3.1.5 Single Purchase Revenues. "Single Purchase Revenues" for a Programming Service for a particular Reporting Period shall be calculated by adding (a) the product obtained by multiplying the number of Demand Purchases of the Programming Service actually made during the relevant Reporting Period by the then current retail price per single-family Demand Purchase for that Programming Service, (b) the product obtained by multiplying the number of SVOD Selections of the Programming Service actually made during the relevant Reporting Period by the then current retail price per single-family SVOD Selection for the Programming Service, if any, and (c) the product obtained by multiplying the number of VOD Purchases actually made of the Programming Service during the relevant Reporting Period by the then current retail price per single-family VOD Purchase for the Programming Service. Each product in such calculation shall be rounded down to the next full dollar amount before such products are added together as set forth in this subsection. Such calculation shall be done on a like-technology and like-delivery basis, using the current retail price per month for a Single Purchase via the applicable technology and delivery mechanism. Any Single Purchase of the same programming from TESC or any of its Affiliates: (A) through more than one (1) distribution technology; (B) to more than one type of device; and/or (C) in more than one package of services shall be counted as only one Single Purchase. In no event shall any "universal service" charges applicable to common carriers of television programming signals be deducted from Single Purchase Revenues or any component thereof.

                  3.1.6 Adjustments. Notwithstanding Sections 3.1.4 and 3.1.5, TESC shall adjust Subscription Revenues and Single Purchase Revenues, up or down, for any given Reporting Period to account for: (i) differences between Subscription Revenues and Single Purchase Revenues previously calculated and Subscription Revenues and Single Purchase Revenues actually collected; (ii) refunds and credits issued by TESC in connection with such Customer Purchases but only to the extent that such refunds and credits do not exceed three percent (3%) of the Subscription Revenues and Single Purchase Revenues received during the same period of time; and/or (iii) sales tax assessed or other fees imposed by governmental or quasi-governmental entities in any way related to TESC's transmission or distribution thereof (except for universal service charges imposed upon common carriers) on Customer Purchases that were included in the calculation of revenues actually collected from the sale of Customer Purchases by TESC and that has previously been remitted by TESC; and/or (iv) any adjustments required as a result of bad debt or non-payment from Service Subscribers or any separate charge imposed by TESC for Single Purchases including without limitation charges for automatic number identification, and order fees. Network acknowledges and agrees that revenues actually collected by TESC from a particular Customer will first be applied towards the payment of outstanding balances due for any DISH Network programming services purchased by that Customer, as the case may be, and then will be applied towards the payment of any outstanding balance due from that Customer, as the case may be, for the Programming Services.

         3.2 Retail Price of Programming Services. TESC shall determine the retail pricing for Customer Purchases in its sole discretion.

         3.3 Telephone Charges. Network acknowledges and agrees that in the event of: (i) the interruption of service or other transmission failure resulting in non-compliance by Network with TESC's technical requirements; or
(ii) any other failure by Network to meet the technical metrics provided by TESC, TESC shall be entitled, at its option, to charge Network the sum of [* * *] (US$[* * *]) per telephone call received by TESC or any of its Affiliates from a Service Subscriber in connection with such failure to meet the technical metrics. TESC's invoice for such telephone charges shall include backup documentation sufficient to allow Network to verify the accuracy of the charges.

3.4      Payments and Due Dates.

         3.4.1 Due Date. Subscription Revenues and Single Purchase Revenues owing to Network hereunder for a given Reporting Period shall be paid by TESC no later than sixty (60) days after the end of the calendar month in which the relevant Reporting Period ends.

         3.4.2 Payment. All such payments shall be made by ordinary mail made out to Network at the following address: The Erotic Networks, Attn: Accts Receivable, PO Box 3018, Albuquerque, NM 87190-3018, or to such other address designated by Network with at least sixty (60) days advance written notice to TESC.

4.  REPORTS; BOOKS AND RECORDS; AUDIT RIGHTS

     4.1 Reports. Within sixty (60) days after the end of the calendar month in which the relevant Reporting Period ends (or within thirty (30) days if commercially practical), TESC shall supply to Network (a) the total number of Service Subscribers for each of the Programming Services as of the last day of the relevant Reporting Period and the immediately preceding Reporting Period,
(b) the total number of Demand Purchases for each of the Programming Services made during the relevant Reporting Period, (c) the total number of SVOD Selections for each of the Programming Services made during the relevant Reporting Period (if such information is readily available to TESC, and (d) the total number of VOD Purchases for each of the Programming Services made during the relevant Reporting Period. Network acknowledges and agrees that all information provided by TESC to Network under this Section 4.1 is deemed proprietary to TESC, and Network represents and agrees that it will treat all such information confidential in the same manner as all Subscriber Information (as hereinafter defined in Section 13.11.2 below) under Section 13.11 of this Lease.

     4.2 Books and Records. TESC shall maintain for a period of at least one (1) year during the Term, and for one (1) year thereafter, materially complete and accurate records pertaining to its obligations under Section 12 of this Lease.

     4.3 Network's Audit Rights. No more than once every twelve (12) months during the Term and on a one (1) -time basis only for one (1) year thereafter, and upon at least thirty (30) days advance written notice, Network shall have the right, through a nationally recognized independent accounting or consulting firm approved by TESC, to perform an audit at TESC's offices, during normal business hours, of the books and records of TESC with respect to the Programming Services that are reasonably necessary for the sole purpose of verifying Subscription Revenue payments, Single Purchase Revenue payments, any adjustments made thereto and telephone charges. Network shall not be entitled to audit for any particular time period more than once. Any audit shall be limited to the books and records of the preceding and current year only. Such audit shall be conducted at Network's sole cost, and Network shall provide TESC with a copy of the results of any such audit within four (4) months of conducting the audit. The audit firm shall execute a non-disclosure agreement acceptable to TESC, in its reasonable discretion. Any claim as a result of an audit shall be limited to the current year and the immediate preceding year. Performance and acceptance of an audit by Network of TESC's books and records shall be conclusively deemed as acceptance by Network of full and final payment by TESC with respect to all accounts covered by such audit; provided that any unpaid or underpaid Subscription Revenues and Single Purchase Revenues revealed by such audit are actually paid in full by TESC.

5.       MARKETING AND SALES

     5.1 Marketing and Press Releases by Network.

         5.1.1 Marketing by Network. Network will use reasonable efforts to market and promote the Programming Services to prospective Customers throughout the Territory; provided, that Network shall not market the Programming Services to Customers or prospective Customers outside of the Territory or in Blackout Areas. In no event will Network or any of its Affiliates directly or indirectly use any TESC Identifying Information in connection with the marketing and promotion of any Programming Service without TESC's prior written approval, which approval TESC may withhold in its sole discretion. For purposes of this Lease, "TESC Identifying Information" shall mean any logos, trademarks, service marks, trade names or other information in any form now or hereafter used by TESC and/or any of its Affiliates to identify itself or themselves or any of its or their products and/or services. Network shall provide to TESC, at least thirty (30) days prior to first use, an example of any advertising or promotional materials to be used by Network and/or any of its Affiliates that directly or indirectly use any TESC Identifying Information in connection with the marketing and promotion of a Programming Service, which use has not, within the past twelve months, been approved by TESC in exactly the form intended for use. TESC may reject and prohibit Network and its Affiliates from using any such materials for any reason or no reason in its sole and absolute discretion. In the event that TESC does not grant written approval of marketing materials within five (5) business days after receiving them from Network, the marketing materials submitted shall be deemed rejected and Network and its Affiliates shall be prohibited from using such materials. In the event that Network or any of its Affiliates: (i) directly or indirectly uses any TESC Identifying Information in connection with the marketing and promotion of a Programming Service without TESC's prior written approval; or (ii) are required to, but fail to provide TESC with proposed advertising or promotional materials at least thirty (30) days prior to first use, TESC shall be entitled to terminate this Lease with respect to any or all of the Programming Services effective immediately upon delivery of written notice to Network. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise. Notwithstanding the foregoing, Network may market and promote the Programming Services as being available on a "high-powered DBS service" (or words of substantially the same import). Advertising, marketing and promotional materials utilized by Network in connection with the Programming Services may not directly or indirectly advertise, market, promote or otherwise refer to any distributor of programming services which is not owned and/or operated by TESC and/or it Affiliates. Network agrees that, if requested by TESC in writing, it shall produce and deliver to TESC one (1) customized thirty (30) second advertising spot for TESC or its Affiliate for each calendar year during the Term for each of the Programming Services, which customized spot shall include multiple languages as they become available.

         5.1.2 Press Releases by Network.In no event will Network or any of its Affiliates directly or indirectly use any TESC Identifying Information in any press release issued by Network and/or its Affiliates without TESC's prior written approval, which approval TESC may withhold in its sole discretion. Network shall provide to TESC, at least thirty (30) days prior to release and in exactly the form intended to be publicly released by Network and/or any of its Affiliates, any and all press releases which directly or indirectly use any TESC Identifying Information (as defined in Section 5.1.1 above). TESC may reject and prohibit Network and its Affiliates from publicly releasing such press releases for any reason or no reason in its sole and absolute discretion. In the event that TESC does not grant written approval of a press release within five (5) business days after receiving it from Network, the press release submitted shall be deemed rejected and Network and its Affiliates shall be prohibited from publicly releasing it. In the event that Network and/or any of its Affiliates:
(i) directly or indirectly uses any TESC Identifying Information in any press release issued by Network and/or its Affiliates without TESC's prior written approval; or (ii) are required to, but fail to provide TESC with a proposed press release at least thirty (30) days prior to release, TESC shall be entitled to immediately terminate this Lease with respect to any or all of the Programming Services by providing written notice to Network to that effect. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

     5.2 Marketing by TESC. TESC and its Affiliates shall have the right, but not the obligation, to market and promote the Programming Services in a substantially similar manner as it markets and promotes other programming services transmitted in a digitally compressed and encrypted format via the Satellite. Network agrees to permit TESC to use Network's trademarks to market the Programming Service to end users in the Territory. Network shall provide TESC with any cross channel promotional materials, print and Internet marketing materials reasonably requested by TESC.

     5.3 Electronic Programming Guide. TESC reserves the right to (i) enable Service Subscribers and/or TESC customer service representatives to remove the Programming Service from the Service Subscriber's electronic programming guide ("EPG") generally available to DISH Network customers and (ii) to alter, substitute, delete or otherwise modify the display of individual program titles on the EPG as TESC determines its sole and absolute discretion.

     5.4 Sales.

         5.4.1 Orders. TESC shall be responsible for receiving and processing orders for the Programming Services. At all times during the Term, TESC shall be responsible for billing and collecting payment from Customers, and the authorization and deauthorization of IRDs to receive the Programming Services; provided, however, that TESC shall have absolutely no obligation to authorize, and hereby expressly retains the right to deauthorize, any IRD or other comparable device which TESC determines in its sole judgment is: (i) in a Blackout Area; (ii) being used or is going to be used to view the Programming Services in a Blackout Area; or (iii) within the control of any person who may not legally purchase the Programming Services or to whom the Programming Services may not legally be sold; provided, further, that TESC shall have absolutely no obligation to authorize an IRD or other device to receive a Programming Service unless the Customer provides TESC with a street mailing address (i.e., not a post office box).

         5.4.2 Direct Payments. Network acknowledges and agrees that under no circumstances shall Network collect any payment for Customer Purchases of a Programming Service directly from any Customer, and that all payments for Customer Purchases will be made directly to TESC. In the event that, notwithstanding Network's best efforts to comply with this requirement, any Customer forwards any payment to Network rather than to TESC directly, Network shall immediately forward the payment, including any and all sales or similar tax payments included within the amount forwarded to Network, to TESC without deduction or offset of any kind, and shall instruct the Customer that all future payments must be made to TESC directly.

         5.4.3 Fees. TESC may, as a condition of furnishing certain programming services to Customers including without limitation the Programming Services, pay-per-view, subscription video on demand, video on demand and a la carte programming, impose additional access fees if a Customer does not maintain a minimum level of programming services as determined by TESC or for any other reason determined by TESC, in its sole judgment, as such additional fees may change from time to time in TESC's sole discretion. No such fees shall be included in the definition of Subscription Revenues or Single Purchase Revenues.

     5.5 TESC's Announcements. The Programming Services shall not contain more than four (4) minutes of third party commercial advertising time in each 90-minute block of programming. TESC shall have the right to two (2) minutes of such four (4) minutes of advertising time whether or not Network sells any such time for third party commercial advertising. Upon notification by TESC that TESC or its Affiliates have sold any advertising time, Network shall properly "tone switch," using industry recognized equipment, via inaudible signals, all such advertising time to enable TESC to insert its commercial announcements. Network and TESC agree that no advertising inserted by either of them on the Programming Services shall contain any promotions or advertisements for any video programming service (including any programming service affiliated or associated with Network) unless TESC or its Affiliate transmits the other service, except that Network can include promotions or advertisements for web sites, short messaging services ("SMS") and other wireless products and services owned and controlled by Network to the extent that they do not promote specific content not included in the Programming Services or encourage end users to use those services to access content not available on the Programming Services. Notwithstanding anything herein to the contrary, no advertising inserted by TESC or its Affiliates on the Programming Services shall contain any promotions or advertisements for any specific adult video programming service or specific adult VHS/DVD distribution offered by a competitor of Network or for "800," "888," "900," or "976" telephone sex chat services, regardless of whether TESC or its Affiliates transmits such video programming service, except that TESC and its Affiliates can insert promotions and advertisements regarding its or their own web services or portals. Neither party shall insert advertising or messages on the Programming Services which in any way disparage the other, any Affiliate of the other or TESC's or any of its Affiliate's transmission systems. The Programming Services, including without limitation commercial announcements inserted by Network, shall not include any calls to action or similar messages, or prompts or triggers with respect to information embedded in or around the signals of the Programming Services, that TESC has not agreed to in advance and in writing, and, except as set forth above, shall not advertise or otherwise direct Customers to any web site where programming included in any of the Programming Services may be viewed. Network agrees that none of the Programming Services will air any promotional spot (whether alone or in conjunction with any other person or entity) indicating that any other method of transmission offers a service not transmitted by TESC or its Affiliates. Except as specifically provided herein, Network shall not black out any programming that airs on any of the Programming Services. Network shall not seek a surcharge or additional fee of any kind from TESC in connection with any of the programming that airs on any of the Programming Services. In addition to and without limiting any other rights and remedies TESC may have, TESC shall have the immediate right to declare Network in breach of this Lease, with no opportunity for cure, if Network violates any of the foregoing more than twice in any calendar year.

     5.6 Packaging.

         5.6.1 TESC Discretion. TESC may offer a la carte Subscriptions to, and Single Purchases of, the Programming Services or bundle the sale of Customer Purchases of the Programming Services with any of TESC's new or existing programming packages or services. The retail price for any bundled services including the Programming Services shall be determined in TESC's sole discretion.

         5.6.2 Bundled Subscription Service.

             (a) In the event that TESC elects to bundle Subscriptions to a Programming Service with subscriptions to any other Programming Services, programming package(s) or programming service(s) (collectively, the "Bundled Subscription Service"), the number of Service Subscribers to that Programming Service attributable to the Bundled Subscription Service as of the last day of any given Reporting Period shall be equal to the quotient of the amount of Bundled Subscription Service Revenues attributable to that Programming Service under Section 5.6.2(b) below during that particular Reporting Period divided by the then current retail price per month for a single-family Subscription to that Programming Service, which quotient shall be rounded down to the next full number of Service Subscribers. For example, if US$100,000.00 in Bundled Subscription Service Revenues are attributable to the Extasy Programming Service under Section 5.6.2(b) below during a given Reporting Period and the then current retail price per month for a single-family Subscription to the Extasy Programming Service is US$24.99, there would be 4,001 Extasy Service Subscribers attributable to the Bundled Subscription Service as of the last day of that Reporting Period. Such calculation shall be done on a like-technology and like-delivery basis, using the current retail price per month for a single-family Subscription to the Bundled Subscription Service via the applicable technology and delivery mechanism. Any Service Subscriber who receives the Bundled Subscription Service from TESC or any of its Affiliates:
(A) through more than one (1) distribution technology; (B) to more than one type of device; and/or (C) in more than one package of services shall be included in the Service Subscriber count as only one (1) Service Subscriber.

             (b) "Bundled Subscription Service Revenues" for a particular Reporting Period shall be calculated by multiplying the then current retail price per month for a single-family Subscription to the Bundled Subscription Service by the average of the sum of: (a) number of subscribers to such Bundled Subscription Service as of the last day of the Reporting Period in question; and
(b) the number of subscribers to such Bundled Subscription Service as of the last day of the immediately preceding Reporting Period, and then rounding the product down to the next full dollar amount. The percentage of Bundled Subscription Service Revenues attributable to each particular programming package or service comprising a Bundled Subscription Service containing one or more of the Programming Services shall be equal to the quotient of the then current retail price per month for a single-family subscription to the relevant programming package or service divided by the sum of the then current retail prices per month for single-family subscriptions to each of the individual programming packages or services constituting the relevant Bundled Subscription Service, which quotient shall be rounded down to the next full percentage point. For example, if TESC bundles a Subscription to the Extasy Programming Service (US24.99 per month for a single-family Subscription) with "Channel X" (US$15.99 per month for a single-family subscription) and "Channel Y" (US$9.99 per month for a single-family subscription), then the percentage of Bundled Subscription Service Revenues attributable to the Extasy Programming Service would be equal to the quotient of then current retail price per month for a single-family Subscription to the Extasy Programming Service (US24.99) divided by the sum of the current retail price per month for a single-family Subscription to the Extasy Programming Service and the then current retail prices per month for single-family subscriptions to Channel X and Channel Y (US$50.97), or forty-nine percent (49%). Such calculation shall be done on a like-technology and like-delivery basis, using the current retail price per month for a single-family Subscription to the Bundled Subscription Service via the applicable technology and delivery mechanism. Any Service Subscriber who receives the Bundled Subscription Service from TESC or any of its Affiliates:
(A) through more than one (1) distribution technology; (B) to more than one type of device; and/or (C) in more than one package of services shall be included in the Service Subscriber count as only one (1) Service Subscriber.

         5.6.3 Bundled Single Purchase Service.

             (a) In the event that TESC elects to bundle Single Purchases of a Programming Service with similar types of purchases of any other Programming Services, programming package(s) or other programming service(s) (collectively, the "Bundled Single Purchase Service"), which Bundled Single Purchase Service must bundle the same types of Single Purchases (i.e., Demand Purchases, SVOD Selections or VOD Purchases), the Single Purchases Revenues for the Programming

Service attributable to the Bundled Single Purchase Service during a given Reporting Period shall be equal to the quotient of the amount of Bundled Single Purchase Service Revenues attributable to the applicable Programming Service pursuant to Section 5.3.35.6.3(b) below during that particular Reporting Period divided by the then current retail price per single-family Single Purchase of that type (Demand, SVOD or VOD) of the Programming Service, which quotient shall be rounded down to the next full percentage point. For example, if US$50,000.00 in Bundled Demand Service Revenues are attributable to Demand Purchases of the Extasy Programming Service under Section 5.6.3(b) below during a given Reporting Period and the then current retail price per single-family Demand Purchase of the Extasy Programming Service is US$9.99, there would be 5,005 Demand Purchases of the Extasy Programming Service attributable to the Bundled Demand Service for that particular calendar month. Such calculation shall be done on a like-technology and like-delivery basis, using the current retail price per month for a single-family Single Purchase of the Bundled Single Purchase Service via the applicable technology and delivery mechanism.

             (b) "Bundled Single Purchase Revenues" for a particular Reporting Period shall be calculated by multiplying the number of purchases actually made of the Bundled Single Purchase Service during the relevant Reporting Period by the then current retail price per single-family purchase of the Bundled Single Purchase Service. The percentage of Bundled Single Purchase Revenues attributable to each particular Programming Service, programming package or other programming service comprising a Bundled Single Purchase Service shall be equal to the quotient of the then current retail price per single-family purchase of that type (PPV, SVOD or VOD) of the relevant Programming Service, programming package or other programming service divided by the sum of the then current retail prices per single-family purchase of that type (PPV, SVOD or VOD) of the individual Programming Services, programming packages or other programming services constituting the relevant Bundled Demand Service, which quotient shall be rounded down to the next full percentage point. For example, if TESC bundles a Demand Purchase of the Extasy Programming Service (US$9.99 per single-family Demand Purchase) with PPV purchases of "Channel X" ($3.99 per single-family demand purchase) and "Channel Y" ($1.99 per single-family demand purchase), then the percentage of Bundled Demand Service Revenues attributable to the Extasy Programming Service would be equal to the quotient of then current retail price per single-family Demand Purchase of the Extasy Programming Service (US$9.99) divided by the sum of the current retail price per single-family Demand Purchase of the Extasy Programming Service and then current retail prices per single-family PPV purchases of Channel X and Channel Y (US$15.97), or sixty-two percent (62%). Such calculation shall be done on a like-technology and like-delivery basis, using the current retail price per month for a single-family Single Purchase of the Bundled Single Purchase Service via the applicable technology and delivery mechanism.

         5.6.4 Mixed Bundles. In the event that TESC elects to bundle Subscriptions to any of the Programming Services with PPV, SVOD or VOD purchases of any other programming package(s) or service(s) or TESC elects to bundle Single Purchases of any of the Programming Services with subscriptions to any other programming package(s) or service(s), or TESC elects to bundle purchases via one type of technology or delivery mechanism with purchases via another type of technology or delivery mechanism, the parties shall mutually agree upon the number of Service Subscribers and Single Purchases attributable to the sale of such bundled services.

6.  RECEPTION AND DISTRIBUTION OF THE PROGRAMMING SERVICE

         6.1 Signal Delivery by Network.

         6.1.1. Delivery of Signal. Network shall be solely responsible for all costs of production, programming and delivery of the Programming Services to TESC's uplink facility in Cheyenne, Wyoming and/or TESC's uplink facility in Gilbert, Arizona or any other uplink facility designated by TESC (as determined in TESC's sole judgment from time to time upon reasonable prior written notice to Network) (the "Uplink Facility") including, without limitation the provision of any equipment necessary to receive and process the Programming Services at the Uplink Facility. Network will transmit to TESC a high-quality signal for each of the Programming Services from a satellite and shall keep TESC apprised of both the satellite and transponder it is using for such transmission. In the event that Network desires to change the satellite transmitting any of the Programming Services to the Uplink Facility from the satellite used on the Effective Date, Network agrees to give TESC written notice of the satellite and transponder location by which the Programming Services will be delivered to the Uplink Facility at least sixty (60) days prior to the date upon which Network intends to commence delivery of the Programming Services via the new satellite. In the event that a Programming Service's signal from the satellite indicated by Network in any such notice cannot be received by TESC using existing antennas at the Uplink Facility, Network agrees to pay all reasonable costs associated with the purchase of appropriate downlink antenna equipment for, and the installation and integration of such equipment at, the Uplink Facility within fifteen (15) days after delivery of such notice. In the event that Network fails to pay such costs in a timely manner, then TESC may at its option by notice to Network delete transport of the Programming Service and terminate this Lease with respect to any or all of the Programming Services. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

         6.1.2 Closed Captioning. Network agrees that during the Term it shall, at its sole expense, include as part of the signals of the Programming Services closed-captioning and video-descriptioning to the full extent required by any current or future federal, state or local law, rule or regulation (collectively, the "Law"), and to the extent required to ensure that TESC is in compliance with all such Laws, regardless of whether such Law imposes the obligation to include closed captioning or video descriptioning, as applicable, on Network or TESC. Network acknowledges and agrees that neither TESC nor any of its Affiliates, shall have any liability in connection with Network's failure to prepare, insert or include closed-captioning or video descriptioning, as applicable, in the Programming Services as required by this subsection. Network also agrees to cooperate with TESC on a commercially reasonable basis to the extent necessary and desirable to establish compliance with any such Laws, and Network shall provide TESC with all documents reasonably necessary for TESC to demonstrate compliance with such Laws in a timely manner. Claims arising out of violations of this subsection are subject to the indemnification provisions set forth in
Section 8.1 of this Lease.

         6.1.3 Ratings. During the Term, Network shall, at its sole expense, include as part of the signals of the Programming Services ratings information or other such data in compliance with the voluntary-participation FCC parental ratings guidelines (the "Ratings Guidelines") and any applicable Laws that would enable customers of TESC or its Affiliates to exercise parental controls over the programming on the Programming Services, and such ratings information or other data shall be compatible with the Set Top Boxes or other technology used by TESC and standard industry interactive technology implementing parental controls. Network shall provide complete, accurate program rating data to TESC's designated data provider as requested, or as otherwise required in this Lease. Network acknowledges and agrees that neither TESC, nor any of its Affiliates, shall have any liability in connection with Network's failure to prepare, insert or include or program rating information in the Programming Services as required by this subsection. Network also agrees to cooperate with TESC on a commercially reasonable basis to the extent necessary and desirable to establish compliance with any such guidelines or Laws, and Network shall provide TESC with all documents reasonably necessary for TESC to demonstrate compliance with such guidelines and Laws in a timely manner. Claims arising out of violations of this subsection are subject to the indemnification provisions set forth in Section
8.1 of this Lease.

         6.1.4 Other Laws. In the event that any programming on a Service is regulated by any Law other than those specified above that is applicable to TESC or its Affiliates, then Network shall comply with the Law, ensure that the Programming Services comply with the Law and provide TESC with all documents reasonably necessary for TESC to demonstrate compliance with the Law in a timely manner.

         6.1.5 Same Feed. Taking into account time zone differences, during the Term each feed of the programming on each of the Programming Services, as delivered to TESC at a given point in time, shall be the same as that feed of programming delivered by Network to all Distributors in the Territory at such point in time.

         6.1.6 Metadata. Network shall provide to an entity designated by TESC from time to time the metadata information necessary to allow such entity to provide an accurate description of programming to be included in the Programming Services; provided, that guide information for the SVOD and VOD offerings may be provided in the metadata file that is provided with the SVOD and VOD programming. For clarity, Network shall: (i) ensure that the time blocks available for sale are correctly mapped to the length of any given movie or feature, and (ii) provide complete, accurate and timely program schedules and program rating data to TESC's designated data provider (currently Tribune Media Systems), as that data provider may be changed from time to time, at least eight
(8) weeks in advance of the air date.

     6.2      Signal Transmission by TESC.

         6.2.1 Delivery of Signal. Network is responsible for providing to TESC, at Network's sole cost and expense, all equipment necessary for TESC to receive the Programming Services. Except as otherwise set forth in the immediately preceding sentence, TESC shall be responsible for the costs of compression, encryption and transmission of the Programming Services from the Uplink Facility to Customers; provided however, that if Network desires to change the technology used to deliver or encode the signal of any of the Programming Services after the Effective Date, Network agrees to give TESC written notice of the technology that will be used to deliver and/or encode the signal at least sixty (60) days prior to the date upon which Network intends to commence delivery and/or encoding of the Programming Service using that technology. Network agrees to pay all reasonable additional costs to be incurred by TESC in order to receive, decode, compress, digitize, transmit or otherwise manipulate the signal due to such change in technology within fifteen (15) days after delivery of such notice. In the event that Network fails to pay such costs in a timely manner, then TESC may at its option by notice to Network cease transmission of the Programming Service and terminate this Lease with respect to any or all of the Programming Services. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

         6.2.2 Compliance with Law. Notwithstanding anything to the contrary set forth herein, Network acknowledges and agrees that TESC has no obligation to transmit any of the Programming Services in any manner which is now, or at any time hereafter may be, prohibited under any Law.

         6.2.3 Equipment. Any and all equipment provided to TESC by Network pursuant to this Lease will become TESC's sole and exclusive property upon delivery of the equipment to TESC.

        6.3 Streaming Restrictions. Network agrees that it and its Affiliates will not, and that it and its Affiliates will not authorize or permit (either through a grant of rights or through acquiescence) any third party to, exhibit, distribute or "stream," including, without limitation on a time delayed, simulcast or other basis, any of the Programming Services using Internet Technologies or any other technology in any format, including without limitation in multimedia, interactive, three dimensional or other augmented or enhanced format (collectively, "Content Streaming") whether for a fee or otherwise within thirty (30) days before or after the same programming is included in a Programming Service delivered by Network to TESC. In addition, Network agrees that it and its Affiliates will not, and that it and its Affiliates will not authorize or permit (either through a grant of rights or through acquiescence) any third party to perform any Content Streaming using any of the names of the Programming Services covered by this Lease. Notwithstanding the foregoing, Network shall be permitted to distribute or authorize Content Streaming (A) to a local or wide area computer network serving less than one hundred (100) people;
(B) to a computer network serving one hundred (100) or more people if the computer network is maintained by or on behalf of Network for the exclusive use of its employees; or (C) with respect to limited portions of the Service or segments of programming comprising a portion of the Service for strictly promotional purposes ("Promotional Excerpts"), subject at all times to the following restrictions: (i) each Promotional Excerpt shall be no more than ten
(10) minutes in duration; (ii) no more than two (2) Promotional Excerpts in any twenty-four (24) hour period shall be comprised of content from the same program; and (iii) Promotional Excerpts shall not exceed an aggregated total duration of ninety (90) minutes in any twenty-four (24) hour time period.

7.       REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1 General Representations, Warranties and Covenants. Network represents, warrants and covenants to TESC that: (i) it is duly organized, validly existing and in good standing under the laws of the state or country under which it is organized and it has and will continue to have full and sole authority, ability and right to enter into and fully perform this Lease; (ii) the individual executing this Lease on its behalf has the authority to do so;
(iii) it has not and will not during the Term enter into any agreement or arrangement which limits the full performance of its obligations hereunder; (iv) it and the Programming Services presently are, and will remain at all times during the Term, in full compliance with all applicable Laws, including without limitation all Laws enforced, administered, promulgated or pronounced in the United States and in the country or countries in which the content for the Programming Services originated; (v) it has all rights necessary to grant TESC the rights contracted for by TESC under this Lease free and clear of all liens, restrictions, charges, claims and encumbrances and to use Network's trademarks, service marks, logos and related trade usages as permitted hereunder; (vi) no civil, criminal, administrative or other claims have ever been filed against Network, its Affiliates or any predecessor entity, or any of their directors, officers, substantial shareholders, principals or employees, of either alleging a violation of any federal, state, local or other obscenity, indecency and/or similar laws; (vii) it has obtained and will maintain throughout the Term all licenses, permits, exemptions, authorizations and consents necessary to fully perform this Lease; (viii) no third party has or has claimed any rights which would be inconsistent with the rights granted to TESC in this Lease; (ix) without limiting the generality of Sections 7.1(iv) and 6.2.2 of this Lease, no programming on a Programming Service shall knowingly violate 18 USC 2257 or 28 CFR 75 or any successor legislation or code. Network has prepared, maintained and executed, and at all times during the Term and for a period of seven (7) years thereafter shall, prepare, maintain and execute any documents or records, and provide TESC with copies of any documents or records which are required by Title 18, U.S.C. ss. 2257, as amended, and/or the associated regulations found at 28 C.F.R. 75.1 et. seq., as amended, and/or any successor statute or regulation ("Section 2257"). Network warrants and represents that it is in possession of such documents and records, and maintains them in accordance with
Section 2257. Network agrees to appoint a "record custodian" as required under
Section 2257, and will keep TESC apprised of the physical address where all required records are compiled and maintained pursuant to Section 2257, along with the full legal name of the records custodian. Network will display a conspicuous disclosure statement on all depictions of `actual sexually explicit conduct' contained in the Programming Services as required by Section 2257, which statement identifies the records custodian for the content and describes the physical location where the records relating to the content may be inspected as required under applicable Law. If required by Law, Network will be identified as a "primary producer" in any and all disclosure statements associated with the Services pursuant to Section 2257. Network further agrees to cooperate with TESC in connection with any inspections or government inquiries initiated pursuant to
Section 2257. Network shall have the right to inspect such documents and records at any time. No programming on a Programming Service containing "actual sexually explicit activities" as defined by Section 2257 shall contain material created prior to July 3, 1995 unless Network has documentation that all performers in such activities were, at the time the material was created, over the age of eighteen (18) years; and (x) it will comply with all of its representations, warranties, obligations, covenants and responsibilities herein contained. All representations, warranties and covenants made under this Section 7 shall survive the termination or earlier expiration of this Lease. In the event that Network's representation and warranty under subsection (vi) above ultimately proves untrue, TESC shall be entitled to terminate this Lease effective immediately upon delivery of written notice to Network. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

         7.2 Representations, Warranties and Covenants as to Content. Network represents, warrants and covenants that all programming included as part of the Programming Services (whether or not set forth on EXHIBIT A hereto) will not be obscene, libelous, slanderous, or defamatory nor will it contain any material which violates or infringes any copyright, right of privacy or literary or dramatic right of any person or entity. Network is responsible for making (and hereby represents and warrants that it will pay as and when due) all copyright, royalty or other performance rights payments through to the viewer, including without limitation "through-to-the-viewer" music performance rights for the Programming Services and/or any other rights necessary from ASCAP, BMI, SESAC and any other applicable performing rights organizations or other applicable entities (collectively referred to as the "Performance Right Fees") with respect to all programming included as part of the Programming Services (whether or not set forth on EXHIBIT A hereto and whether or not distributed on a Subscription or Single Purchase basis). Network further represents warrants and covenants that all of the content elements and requirements set out in EXHIBIT A will be and remain followed and observed in every respect.

8.       INDEMNIFICATION

         8.1 Indemnification by Network and its Affiliates. Network and its Affiliates hereby agree to indemnify, defend (through counsel of the relevant TESC Indemnitee's choice) and hold harmless TESC and its Affiliates, and its and their respective directors, officers, employees, agents and shareholders, and all of the foregoing's respective assigns, heirs, successors and legal representatives (collectively, the "TESC Indemnities") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorney fees) incurred in connection with any civil, criminal, administrative and other claims against any of the TESC Indemnities arising out of or relating in any way to: (i) Network's breach of any material provision of this Lease; (ii) the breach of any of Network's representations or warranties herein; (iii) material or programming supplied by Network and/or any of its Affiliates (whether or not set forth in EXHIBIT A hereto), including without limitation any claims alleging that the transmission of any programming provided by Network and/or any of its Affiliates (whether or not set forth in EXHIBIT A hereto) is obscene, libelous, slanderous or defamatory or violates or infringes any copyright, right of privacy or literary or dramatic right of any person or entity; (iv) Network's and/or any of its Affiliates' advertising and marketing; (v) the transmission of any programming as part of a Programming Service (whether or nor set forth on EXHIBIT A hereto) which violates or requires payment of any Performance Rights Fees; (vi) any other materials, including advertising or promotional copy, supplied and/or approved by Network;
(vii) the use of any logos, trademarks, service marks, trade names or other TESC Identifying Information inconsistent with TESC's written instructions or this Lease; and/or (viii) TESC ceasing to transmit any of the Programming Services for any reason permitted hereunder, unless as a result of TESC's termination of this Lease without cause as set forth in Section 2.

         8.2 Indemnification by TESC. TESC shall indemnify, defend and hold harmless Network and its Affiliates, and its and their respective directors, officers, employees and agents and shareholders, (collectively, the "Network Indemnities") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred in connection with any claim against the Network Indemnities arising out of: (i) TESC's breach of any material provision of this Lease; (ii) the breach by TESC of any of its representations or warranties herein; and/or (ii) TESC's advertising and marketing of the Programming Services (unless materials are provided or approved by Network).

         8.3 Notice of Indemnification Claim. Should either party wish to assert a claim for indemnification, such party shall do so by promptly notifying the other party in writing of such claim. The indemnifying party shall undertake the defense of any such claim or action and permit the indemnified party to participate therein at the indemnified party's expense, provided, however that if Network fails to diligently pursue any claim or action or adequately indemnify the TESC for any cost (in the reasonable opinion of such TESC) then TESC shall be entitled to undertake the defense of such claim at the Networks's sole cost and expense. The settlement of any such claim or action by an indemnified party, without the indemnifying party's prior written consent, shall release the indemnifying party from its obligations hereunder with respect to such claim or action so settled. The indemnities contained in this Article 8 shall continue throughout the Term and shall survive the termination of this Lease.

9. LIMITATION OF LIABILITY IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY (INCLUDING WITHOUT LIMITATION, ANY PAYMENT FOR LOST BUSINESS, FUTURE PROFITS, LOSS OF GOODWILL, REIMBURSEMENT FOR EXPENDITURES OR INVESTMENTS MADE OR COMMITMENTS ENTERED INTO, CREATION OF CLIENTELE, ADVERTISING COSTS, TERMINATION OF EMPLOYEES OR EMPLOYEES SALARIES, OVERHEAD OR FACILITIES INCURRED OR ACQUIRED BASED UPON THE BUSINESS DERIVED OR ANTICIPATED UNDER THIS LEASE), WHETHER FORESEEABLE OR NOT, CLAIMS UNDER DEALER TERMINATION, PROTECTION, NON-RENEWAL OR SIMILAR LAWS, FOR ANY CAUSE WHATSOEVER WHETHER OR NOT CAUSED BY A PARTY'S NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL ANY PROJECTIONS OR FORECASTS BY EITHER PARTY BE BINDING AS COMMITMENTS OR PROMISES BY SUCH PARTY.

10.       TERMINATION

         10.1     Termination by Either Party.

                  10.1.1 Termination. Subject to Section 10.1.2 below, upon thirty (30) days prior written notice (or ten (10) days in the case of a payment default), either party may terminate this Lease (i) in the event that the other party is in breach or default of any material representation, warranty, covenant, obligation or duty hereunder; or (ii) the other party becomes insolvent or seeks relief under any insolvency statute, is placed in receivership or liquidation, or makes any assignment for the benefit of creditors. The right of a party to terminate this Lease in any such instances shall be in addition to any other rights or remedies it may have under this Lease, at law, in equity or otherwise.

                  10.1.2 Opportunity to Cure. Upon receiving written notice of termination due to breach or default as specified in Section 10.1.1 above, the notified party shall use its reasonable commercial efforts to immediately commence to cure such breach or default (if such breach or default is capable of cure); provided however, that the notified party shall have: (i) up to a maximum of thirty (30) days (or ten (10) days in the case of a payment default), if needed, from the receipt of such notice to cure the breach or default (if such breach or default is capable of cure): or (ii), except in the case of a payment default, if such cure is capable of cure but cannot be reasonably completed in such period, and the notified party has commenced and is diligently pursuing such cure, then for such longer period necessary to complete such cure, but in no event to exceed ninety (90) days in total. If such breach or default is timely cured, the notice of termination shall be null and void.

         10.2     Termination by TESC.

                  10.2.1 Termination by TESC. In addition to any other termination rights TESC has under this Lease, TESC shall have the right to terminate this Lease immediately and without liability upon notice to Network:
(i) if the delivery of any of the Services by Network to TESC is discontinued or interrupted for a continuous period of fifteen (15) days, (ii) if Network or any of its Affiliates fails to comply with any Law related to adult content, including, without limitation, the provisions of 18 U.S.C. 2257, (iii) if Network or any of its Affiliates has falsified, or Network or any of its Affiliates is criminally charged or indicted for falsifying, any documents, records or reports required by this Lease or any Law related to adult content,
(iv) if there is evidence of, or Network or any of its Affiliates or any of their directors, officers, substantial shareholders, principals or employees is criminally charged or indicted for, fraud, misrepresentation or illegal action, and/or (v) upon any assignment by Network of all or any part of the Lease. In addition to and not in limitation of the foregoing, in the event that TESC determines, in its sole discretion, that the activities contemplated under this Lease or any other circumstances, including without limitation an increase in obscenity prosecutions or citizen protests against adult-oriented products or services, may: (A) adversely impact the business, reputation, or goodwill of TESC and/or any of its Affiliates; or (B) result in the institution of civil, criminal, administrative or other proceedings against TESC and/or any of its

Affiliates, or any of their officers, directors or employees, TESC will have the right to take such actions as it deems necessary in its sole judgment to protect the business, reputation, and goodwill of TESC and/or any of its Affiliates and to prevent the institution of any such proceedings against TESC and/or any of its Affiliates, including without limitation termination of all or any part of this Lease and suspension and/or restriction of the transmission of all or any of the Programming Services in the Territory or any portion of the Territory or to certain end users within the Territory. TESC shall have no liability or obligations to Network as a result of such actions, and in the event that TESC elects to terminate the Lease, TESC shall have no further obligations to Network whatsoever, except that TESC shall not be relieved of its obligations to pay moneys due or which become due to Network as of or subsequent to such termination. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

                  10.2.2 Automatic Termination. Notwithstanding anything to the contrary contained in this Lease, this Lease shall terminate automatically should any of the following occur, unless TESC notifies Network to the contrary in writing: (i) Network becomes insolvent, or voluntary or involuntary bankruptcy, insolvency or similar proceedings are instituted against Network;
(ii) Network, for more than twenty (20) consecutive days, fails to maintain operations as a going business; (iii) Network, for more than twenty (20) consecutive days, ceases to actively market and promote any of the Programming Services; (iv) Network, any of its affiliates, or any officer, director, substantial shareholder or principal of the Network or of any of its Affiliates is convicted in a court of competent jurisdiction of any offenses substantially related to the business conducted by the Network in connection with this Lease;
(v) Network fails to comply with any applicable local, state and federal laws and regulations, including without limitation such statutes, laws, rules, regulations and orders enforced, administered, promulgated or pronounced by the Federal Communications Commission or any successor agency thereto, as amended from time to time; (vi) Network falsifies any documents, records or reports required hereunder; (vii) Network fails to renew or loses, due to suspension, cancellation or revocation, for a period of fifteen (15) days or more, any license, permit or similar document or authority required by law or governmental authority having jurisdiction, that is necessary in carrying out the provisions of this Lease and to maintain its corporate or other business status, as in effect as of the effective date of this Lease; (viii) Network makes any representation or promise on behalf of TESC inconsistent with the representations or promises that TESC has specifically authorized Network to make on behalf of TESC in this Lease; or (ix) any actual or alleged fraud, misrepresentation, or illegal action of any sort by Network in connection with this Lease. Any such termination under this Section 10.2.2 shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

11.      TERMINATION OF OLD LEASES

         The parties hereby agree that, effective as of the Effective Date, the Old Leases and any other written or verbal agreements between the parties are terminated.

12.      MOST FAVORED NATIONS:

         12.1 More Favorable Provisions. Subject to the Conditions set forth in
Section 12.2 below, Network agrees that if, as a result of any current or future license or other agreement "entered into" with Network, any Distributor (as defined below), regardless of such Distributor's size, number of subscribers to one or more of the Programming Services or penetration of a Programming Service, receives (i) a lower NESR (as defined below); (ii) a higher revenue split for any of the Programming Services with respect to any type of delivery mechanism; or (ii) any material contract term, provision, covenant or consideration, whether economic or not, including without limitation any right to interactive television applications or services or other similar compilations of content; distribution of a Programming Service or any part of the programming constituting a Programming Service by any other technology; packaging rights; limitation on Network's distribution of programming over the Internet; right to marketing or advertising support or reimbursement; launch incentive; provision of promotional, marketing and sales and other Programming Service-related materials; repetition limitation; termination or deletion right; limitation of liability; content commitment; payment term; pricing capability; advertising covenant; number, placement or use of advertising insertions; remedy; most favored nations treatment, sub-distribution or wholesale rights; rate card; volume discount; transport right; audit right; payment in connection with direct on-air sales programming; or limitation on or right with respect to direct on-air sales programming than TESC; (clauses (i), (ii) and/or (iiI) above, individually and collectively, shall be referred to herein as "More Favorable Terms(s)") then, subject to the terms of this Section 12 of the Lease, TESC shall be entitled to the benefit of all such More Favorable Terms. For clarity, any right to distribute a Programming Service, any of the programming included in a Programming Service, or any application of a Programming Service or its programming using a delivery mechanism or technology not granted to TESC in this Lease including, without limitation, (A) the right to distribute a three-dimensional or other augmented or enhanced version of a Programming Service or the programming on a Programming Service, (B) the right to distribute a multimedia, interactive and/or computer application(s) related to or based on a Programming Service or the programming on a Programming Service, (C) the right to copy, tape or reproduce any portion of the programming a Programming Service and to exhibit, distribute and sell such portions of the programming on a Programming Service, via a file server or any other technology, at times other than the time of original transmission by Network or (D) the right to any other compilation of content that is offered through or originating from a Programming Service shall be deemed a More Favorable Term. Network promptly and unconditionally shall notify TESC in writing (an "MFN Notice") of any such More

Favorable Term and offer the More Favorable Term to TESC for the same amount of time that the More Favorable Term is or was available to the Distributor on terms and conditions each one of which is at least as favorable as that granted to the Distributor. For purposes of clarity, Network agrees that the revenue share splits to which TESC is entitled under this Lease as of the Effective Date are, and shall be at all times during the Term, the highest revenue share splits available to any Distributor for each respective Programming Service. In order for TESC to evaluate the More Favorable Term, Network will provide TESC with the exact language expressing the More Favorable Term as it is provided to the Distributor. Upon receipt of an MFN Notice, TESC shall have the right, but not the obligation, at TESC's election in its sole discretion, subject only to
Section 12.2 of the Lease, to deem this Lease to have been modified to provide TESC with the benefit of such More Favorable Term. For purposes of this Section 12 of the Lease, "enter into" shall be deemed to include the entering into, amendment of, renewal of, or extension of, such license or other agreement, whether embodied in an agreement or otherwise (e.g., side letters or oral or written agreements), or whether due to the refraining from the enforcement of a provision. For purposes of this Lease, a More Favorable Term shall (i) include any pertinent term, provision, covenant or consideration, regardless of whether there is a term, provision, covenant, or consideration concerning the subject matter of the More Favorable Provision in this Lease or whether such term, provision, covenant or consideration relates to the Distributor's entire subscriber base or less than the entire base (e.g., a More Favorable Term relating to a "test" or "sample" group of subscribers) and (ii) apply to any most favored nations treatment afforded to any Distributor. The determination of whether a More Favorable Term is more favorable shall focus on the More Favorable Term independently, for each moment of time during which the More Favorable Term is effective, rather than on the agreement, understanding or arrangement as a whole or the More Favorable Term's affect thereon. Notwithstanding anything herein to the contrary, Network's failure to deliver to TESC an MFN Notice in accordance with the terms hereof shall not limit or otherwise effect TESC's right to enjoy the benefits of such More Favorable Term. Network will not take any action or refrain from taking any action with the intent of, or having the effect of, frustrating, interfering with or otherwise circumventing the application of Section 12 of this Lease or TESC's ability to receive any More Favorable Term. For purposes of this Lease, "Distributor" means any other person or entity, including Network, which distributes a Programming Service in the Territory by any means including without limitation DBS providers, cable system operators, cellular telephone providers and Internet service providers.

         12.2 Conditions. Notwithstanding anything to the contrary contained in
Section 12.1 above, if the grant of any More Favorable Term to a Distributor requires the performance by such Distributor of any bona fide material obligation, term or condition (i) with which TESC is reasonably capable of complying given the technical differences between its platform and that of the Distributor (for example, it would not be reasonable for TESC to be required to comply with a local marketing obligation in specific geographic markets), (ii) which bears a direct and tangible relationship to and is economically linked to such More Favorable Term, (iii) which has not been designed or intended to, or does not operate to, (A) discriminate against TESC or (B) frustrate or circumvent the application of this Section 12 of the Lease and TESC's ability to receive any such More Favorable Term under reasonable circumstances; and (iv) which does not relate to size, number of Customers or penetration of a Programming Service. (such material obligation, term or condition is referred to herein as a "Condition"), then TESC shall perform such Condition in order to receive the More Favorable Term. Network hereby acknowledges and agrees, for purposes of clarification and not limitation of any of TESC's rights, that TESC is not "reasonably capable of complying" with any Condition that: (x) requires TESC or any of its Affiliates to violate any law, governmental rule or regulations or a right of any person or entity; (y) would require or necessitate that TESC or any of its Affiliates enter into or amend a contractual arrangement with any person or entity or agree to acquire, license or distribute any other product or service; or (z) would require or necessitate that TESC or any of its Affiliates violate the terms of any contractual arrangement. In order to determine whether TESC is "reasonably capable of complying" with any particular obligation, terms or condition, Network will provide TESC with the exact language expressing such obligation, term or condition as it is imposed on the Distributor. For clarity, and notwithstanding the limitations imposed by this "Most Favored Nations" section of the Lease, in no event shall TESC's receipt of any More Favorable Term be conditioned on acceptance by TESC of any modification to this "Most Favored Nations" section of the Lease. Notwithstanding anything to the contrary contained in Article 12, for purposes of determining whether a More Favorable Term must be offered to TESC, the parties shall only compare such More Favorable Term granted to a Distributor with such less favorable term provided to TESC under this Lease on a like-technology and like-delivery basis. For purposes of clarifying but not limiting the preceding sentence, if the More Favorable Term granted to a Distributor relates to Programming Services that terminate at a consumer's personal computer via an Internet Technologies based delivery mechanism or at the consumer's mobile telephone via wireless technologies, TESC shall only be entitled to a modification of the corresponding less favorable term contained in this Lease to the limited extent that such less favorable term also relates to Programming Services that are terminated at a consumer's personal computer via a similar Internet Technologies based delivery mechanism or mobile telephone via similar wireless technologies, as opposed to terminating at a Set Top Box using Internet Technologies or wireless technologies.

         12.3. NESR. For purposes of this Section 12 of the Lease, the calculation of net effective subscriber rate ("NESR") shall be based on all direct and indirect economic outlays in connection with or related to the carriage of a Programming Service (each as a stand alone inquiry) payable to Network by a Distributor, or to a Distributor by Network, (whether included in an agreement relating to a Programming Service or otherwise). If Network distributes a Programming Service directly to consumers, any fee or consideration paid by a consumer to Network to receive the Programming Service will be deemed the NESR of the Programming Service for such distribution. In determining NESR, actual numbers of Customers shall be used. The determination of NESR shall be made on a technology-by-technology basis as follows: (i) aggregate license fees (whether financial or other outlays, excluding contingent liabilities) shall be reduced by all Rebates and (ii) the difference shall be divided by the total number of subscriber months in the term of the relevant agreement. For purposes of this subsection, "Rebate" shall mean any rebate; allowance; volume or other discount; credit; reimbursement; adjustment; prepayment of loan; deduction for uncollected accounts; cash payment (whether conditional or not); sale or lease of equipment; studio facility discount; payment term or financing term; marketing or advertising support or reimbursement; launch incentive payment, support or reimbursement; advertising or media purchase; free or discounted marketing materials or other marketing support; long form advertising revenues and/or guarantee; channel position fees; revenue sharing; contribution; incentive; or other economic or financial consideration paid, payable or entitled to by or from Network, whether given directly or indirectly to such Distributor or any of its Affiliates. Aggregate license fees, Rebates, and any assumptions used in the calculation of aggregate license fees or Rebates shall be calculated on a net present value basis applying identical discount rates. The total number of subscriber months shall be determined by (A) aggregating the number of months in the terms of all agreements between Network and the relevant Distributor and its Affiliates for carriage of the Programming Service (including agreements for multiple distribution systems) and (B) multiplying that sum by the actual number of subscribers. For past periods, the actual number of subscribers (determined monthly) at the relevant points in time shall be used. For future periods, the greater of (A) the number of subscribers actually receiving the Programming Service at the time the calculation is made or (B) any subscriber commitment shall be used. For purposes of comparing the NESRs of TESC and of a Distributor that is using a common delivery system through which multiple parties may distribute services, the calculation of the actual number of subscribers shall be based on the total number of customers receiving programming services through the common delivery system, regardless of the number of distributors providing services through the common delivery system.

         12.4 TESC's Audit Rights. Network agrees to keep and maintain accurate books and records with respect to its performance under this Lease and its relationships with Distributors for the period of time during which Network is providing the Programming Service to such Distributors and for a period of one
(1) year thereafter. In order to verify Network's compliance with and/or to determine whether Network has given full effect to the terms of this Lease (including without limitation Section 12 of the Lease), during the Term and for one (1) year thereafter, TESC may, upon sixty (60) days written notice and at TESC's expense, during Network's regular business hours (such hours to be determined in Network's sole discretion) at Network's office where records are regularly maintained, audit all books and records relating to such obligations.

TESC's right to perform the audit shall be limited to once in any consecutive twelve (12)-month period. Any audit with respect to this Section 12 of the Lease (i.e. audits which require the use of third party contracts which are subject to confidentiality restrictions) shall be conducted by TESC's review of third party contracts that have been redacted by Network, or by a nationally recognized public accounting firm or other outside consultant (each, an "Independent Auditor"). If the audit is conducted by an Independent Auditor and, as a result of the audit, the Independent Auditor determines that Network has fully complied with Section 12 of this Lease, then the Independent Auditor shall provide written notice to the parties stating only that Network has complied. If, as a result of the audit, the Independent Auditor determines that Network has failed to comply with Section 12 of this Lease, then Network shall either (A) grant to TESC, retroactively, the benefit of the provision which has been violated or (B) if Network has a bona fide dispute as to the findings of the Independent Auditor, authorize the Independent Auditor to provide to TESC only that limited information acquired during the course of the audit that is necessary for TESC to pursue its claim or claims related to Network's non-compliance. Any nonessential information shall not be disclosed to TESC by the Independent Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstance set forth in the prior sentence, shall any information acquired during the course of the audit be disclosed to TESC by the Independent Auditor. In the event any audit determines that Network has breached an obligation in Section 12 of the Lease, or materially breached any other provision of the Lease, then Network shall bear the cost of the audit. For clarity, the auditor conditions contained in Section 12.4 of this Lease shall not apply to an audit conducted by TESC to verify compliance with any other obligation arising from this Lease which does not require the use of third party confidential information. Any audit shall be subject to Section 13.11 of this Lease.

         12.5 Certification. Upon TESC's request and upon each annual anniversary date of the Effective Date, Network agrees to provide to TESC a written certification signed by an executive level employee of Network that Network (i) is in compliance with Section 12 of this Lease and (ii) has not taken any action or refrained from taking any action designed with the intent of, or having the effect of, frustrating, interfering with or otherwise circumventing the application of Section 12 of this Lease or TESC's ability to receive any such More Favorable Term. In addition to this certification and TESC's audit rights set forth in Section 12.4 of this Lease, within six (6) months following the execution by the parties of this Lease, TESC (acting through its auditor or otherwise as set forth in Section 12.4 of this Lease may
(A) audit Network's existing agreements with third parties for distribution of the Programming Services and (B) review documents in TESC's possession that relate to the distribution of the Programming Services as well as other business dealings between Network and Distributors. In the event that, as a result of such audit or review, TESC determines that it is entitled to any More Favorable Term, TESC shall notify Network in writing of its determination and this Lease shall be deemed amended to include the More Favorable Term.

13.      MISCELLANEOUS

         13.1 Network's Ownership of Programming Service. All rights, title and interest in and to the Programming Services, all advertising and promotional materials produced by Network, and all ideas, formats and concepts contained in any of the foregoing or used in connection therewith (including all copyrights) shall, as between the parties, at all times be the sole property of Network, and TESC shall not make any claim to the contrary.

         13.2 Counterparts. This Lease may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

         13.3 Assignment. Network shall not assign all or any portion of this Lease (including the assignment or transfer of any rights, duties or obligations hereunder) without the prior written consent of TESC, which consent may be withheld in TESC's sole and absolute discretion, except to an Affiliate of Network; provided, however, that, such Affiliate is: (i) at least as creditworthy as Network at the time it originally executed this Lease; (ii) is not a direct or indirect provider of direct to home programming; and (iii) New Frontier Media, Inc. ("New Frontier") and Network both unconditionally guarantee the full and timely payment and performance of the Affiliate's obligations and duties under this Lease. In furtherance and without limitation of the foregoing, any merger, reorganization or consolidation of Network shall be deemed an assignment requiring TESC's consent hereunder. In furtherance and without limitation of the foregoing, in the event that any person or entity who, as of the date first written above, did not possess, directly or indirectly, the power to direct or cause the direction of management or policies of Network, whether by virtue of the ownership of voting stock, by contract or otherwise, later comes into possession of such power, that will be considered an assignment requiring TESC's consent hereunder. TESC's sole remedy for a breach of this
Section 13.3 shall be limited to the immediate termination of this Lease. TESC may assign this Lease in whole or in part at any time without Network's consent. In the event that Network assigns or attempts to assign all or any part of this Lease in violation of this Section 11.3, any such assignment shall be null and void and TESC shall be entitled to terminate all or any portion of this Lease effective immediately upon delivery of written notice to Network without regard to the cure periods set forth in Section 10.1.2 above. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise

         13.4 Relationship of the Parties. The relationship of the parties hereto is that of independent contractors. Nothing contained herein shall be deemed to create, and the parties hereto do not intend to create, any relationship of employee/employer, partnership, joint venture or agency, nor shall any similar relationship be deemed to exist between them. Network hereby represents that it is not dependent upon TESC for a major part of its business.

         13.5 Force Majeure. Notwithstanding anything to the contrary in this Lease, neither party shall be liable to the other for failure to fulfill its obligations hereunder if such failure is caused by or arises out of an act of force majeure including acts of God, war, strike, riot, labor dispute, natural disaster, technical failure (including the failure of all or part of the domestic communications satellite utilized to deliver the Programming Services to the Uplink Center or TESC's Satellite, or transponders on which the Programming Services are delivered by Network to TESC or by TESC to Customers, or of the related uplinking or other equipment), governmental order or regulation or any other reason beyond the reasonable control of the party whose performance is prevented during the period of such occurrence. The Term of this Lease shall be suspended during the period when a party is unable to fulfill its obligations hereunder by reason of such occurrence. In addition, the Subscription Revenue payable by TESC shall be reduced on a prorated basis if, by reason of force majeure, a Customer receives the applicable Programming Service for less than the full period required and the charge to such Customer is reduced accordingly. If a Force Majeure event is reasonably expected to continue for more than three (3) months, either party may terminate this Lease by providing thirty (30) days prior written notice to the other party. TESC shall have the right to preempt any Programming Service if there is a total or substantial in-orbit failure of a satellite that prevents TESC and/or its Affiliates from continuing a significant portion of the DISH Network without such preemption.

         13.6 Waiver. The failure of either party at any time to enforce any right or remedy available to it under this Lease or otherwise with respect to any breach, default or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach, default or failure by the other party.

         13.7 Notices. Except as otherwise expressly set forth herein, any notices to be given pursuant to this Lease ("Notice") shall be in writing, signed by the party issuing them, and sent by: (i) facsimile transmission; (ii) first class certified mail, postage prepaid; or (iii) overnight courier service, charges prepaid, to the party to be notified, addressed to such party at the following address, or sent by facsimile to the following fax number, or such other address or fax number as such party may have substituted by notice given to the others in accordance with this Section 13.7. The sending of such notice with confirmation or receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by certified mail or by overnight courier service) shall constitute the giving thereof:

        If to Network:            Colorado Satellite Broadcasting, Inc.
                                  7007 Winchester Circle, Suite 200
                                  Boulder, Colorado 80301
                                  Attn: Ken Boenish, President
                                  Fax No.: (303) 938-8388

        with a copy to:           Colorado Satellite Broadcasting, Inc.
                                  7007 Winchester Circle, Suite 200
                                  Boulder, Colorado 80301
                                  Attn: Vice President of Legal Affairs
                                  Fax No.: (303) 527-2872

        If to TESC:               Transponder Encryption Services Corporation
                                  90 Inverness Circle East
                                  Englewood, Colorado 80112
                                  Attn: Mark Jackson, President
                                  Fax No.:(303 723-1999
        with a copy to:           Transponder Encryption Services Corporation
                                  90 Inverness Circle East
                                  Englewood, Colorado 80112
                                  Attn: R. Stanton Dodge, Esq.
                                  Fax No.: (303) 723-1699

         13.8 Governing Law and Exclusive Jurisdiction. This Lease shall be construed by and governed in accordance with the laws of the State of New York, without regard to its choice of law provisions. The federal and state courts located in the State of New York shall have exclusive jurisdiction to hear and determine any claims, disputes, actions or suits which may arise under or out of this Lease. The parties voluntarily consent to the personal jurisdiction of, and waive any objection as to venue in such courts for such purposes and agree to accept service of process outside the State of New York in any matter to be submitted to any such court pursuant hereto.

         13.9 Severability. The parties agree that each provision of this Lease shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. The invalidation or unenforceability of any provision contained in this Lease shall in no way affect any of the other provisions hereof or the application thereof and the same shall remain in full force and effect. In the event that a court of competent jurisdiction determines that any term or provision herein, or the application thereof to any person, entity, or circumstance, shall to any extent be invalid or unenforceable, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

         13.10 Entire Agreement, Exhibits, Amendment, Captions and Construction.

                  13.10.1 Entire Agreement; Captions; Conflict. This Lease (including any Exhibits hereto) contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, representations or undertakings between the parties with respect to the subject matter hereof. The captions used herein are for reference purposes only and shall not be used in the interpretation of this Lease. In the case of a conflict between the provisions of this Lease and any Exhibit, this Lease shall prevail.

                  13.10.2 No Weight. This Lease has been fully reviewed and negotiated by the parties hereto and their respective counsel. Accordingly, in interpreting this Lease, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted.

                  13.10.3 Writing Required. No waiver, modification or amendment of any of the terms or conditions of this Lease shall be effective unless memorialized in a writing that has been signed by both parties hereto.

         13.11    Confidentiality.

                  13.11.1 Confidential Information. Each party agrees, and it is of the essence under this Lease, that they and their employees, representatives and agents have maintained and will maintain, in confidence, the terms and provisions and existence of this Lease, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from the disclosing party's personnel or files, and that they have not and will not reveal the same to any persons not employed by the disclosing party except: (i) at the written direction of such party; (ii) to the extent necessary to comply with the law, the valid order of a court of competent jurisdiction, or a requirement of the Securities and Exchange Commission or any successor agency thereto, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information; (iii) in connection with any arbitration proceeding; (iv) as part of its normal reporting or review procedure to its partners, parent company, auditors, attorneys and investment bankers, provided that such partners, parent company, auditors, attorneys and investment bankers agree to be bound by the provisions of this Section 13.11; or (v) in order to enforce any of its rights pursuant to this Lease.

                  13.11.2 Subscriber Information. Network acknowledges and agrees that all Customers shall be deemed customers of TESC for all purposes relating to Programming Services (including but not limited to video, audio and data) and the hardware necessary to receive such Programming Services. Network acknowledges and agrees that the names, addresses, profiles and other identifying information of such Customers ("Subscriber Information") are as between Network and TESC, the sole and exclusive property of TESC. During the term of this Lease and at all times thereafter, Network agrees that it will treat all Subscriber Information strictly confidential, and will not directly or indirectly disclose any Subscriber Information or directly or indirectly use, or permit any others to use, any Subscriber Information for any purpose. By example, but not by way of limitation, Network shall not directly or indirectly use any Subscriber Information for the purpose of soliciting, or to permit any others to solicit, Customers to make purchases of, any of the Programming Services or any other programming services.

                  13.11.3 Injunctive Relief. Each party agrees that a breach of these obligations of confidentiality will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and state courts. The foregoing remedy of injunctive relief is agreed to without prejudice to the other party's right to exercise any other rights and remedies it may have, including without limitation, the right to terminate all or any part of this Lease and seek damages or other contractual, legal or equitable relief. The foregoing confidentiality obligations will survive termination of this Lease.

                  13.11.4 Economic Benefit. In the event that Network or any of its Affiliates, directly or indirectly, derive an economic benefit, in any form, from a violation of Network's obligations under Section 13.11 it is hereby agreed that such economic benefit is the property of TESC and that Network and its Affiliates shall deliver the cash value of the economic benefit to TESC immediately upon receipt of the economic benefit. It is further agreed that Network and its Affiliates shall hold such economic benefit in trust for the benefit of TESC until such time as its cash value is delivered to TESC. The foregoing is agreed to without prejudice to TESC to exercise any other rights and remedies it may have, including without limitation, the right to terminate all or any part of this Lease and seek damages or other contractual, legal or equitable relief. The confidentiality obligations set forth in this Section
13.11 will survive termination of this Lease indefinitely.

         13.12 Compliance with Law. Network acknowledges and agrees that TESC's ability to perform under this Lease is subject to, all applicable federal, state and local laws, rules and regulations, including without limitation: (1) all provisions of the Communications Act of 1934, as amended from time to time during the term of this Lease; and (2) the rules and regulations of the Federal Communications Commission or any successor agency thereto, as amended from time to time.

         13.13 Benefits. This Lease shall be binding upon, and shall redound to the benefit of, both of the parties hereto and their respective successors and assigns.

         13.14 Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of breach or default by either party of this Lease are cumulative and shall not affect in any manner any other remedies that the other party may have by reason of such breach or default. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

         13.15 Attorney Fees. In the event of any suit or action to enforce or interpret this Lease or any provision thereof, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney fees, both at trial and on appeal, in addition to all other sums allowed by law.

         13.16 Corporate Guarantee. Upon execution of this Lease, Network will provide TESC with: (i) a guarantee (the "Guarantee") in the form set forth in EXHIBIT B hereto executed by New Frontier (as defined in Section 13.3 above); and (ii) a resolution of the Board of Directors of New Frontier approving, adopting, ratifying and confirming the Guarantee, which has been duly certified by the Secretary of New Frontier. In the event that Network fails to provide either document to TESC as scheduled in this Section 13.16 TESC shall be entitled to terminate this Lease effective immediately upon delivery of written notice to Network. Any such termination shall be without prejudice to any other rights or remedies that TESC might have under this Lease, at law, in equity or otherwise.

         13.17    Insurance Requirements.

                  13.17.1 Insurance Coverages.Network shall, at its sole expense, keep the following insurance coverages in full force and effect during the term of this Lease:

                        (a) Commercial General Liability coverage which includes Premises/Operations, Products/Completed Operations, Contractual Liability, Independent Contractors, Broad Form Property Damage, and Personal/Advertising Injury with limits of not less than One Million United States Dollars ($1,000,000.00) per occurrence;

                        (b) Broadcasters Liability insurance coverage which includes Personal/Advertising Injury, Bodily Injury and Property Damage with limits of not less than One Million United States Dollars ($1,000,000) per occurrence; and

                        (c) Umbrella Liability insurance coverage following the form underlying policies with limits of not less than Ten Million United States Dollars ($10,000,000) per occurrence.

                        (d) Officer and Director coverage following the form underlying policies with limits of not less than Ten Million United States Dollars ($10,000,000) per occurrence.

                        (e) Errors and Omissions insurance coverage following the form underlying policies with limits of not less than Ten Million United States Dollars ($10,000,000) per occurrence.

                  13.17.2 Additional Insureds. TESC, its Affiliates and the directors, officers, employees, agents and shareholders of each shall be named as additional insureds on all of the above coverages. Network for itself and its insurer hereby waives any rights of subrogation against TESC, its Affiliates and the directors, officers, employees, agents and shareholders of each.

                  13.17.3 Certificate of Insurance. The foregoing coverages shall be evidenced by a certificate of insurance acceptable to TESC. Such certificate shall be issued by an insurance carrier with an A.M. Best rating of "A-" or better and shall be provided, with such endorsements as required hereunder, to TESC upon execution of this Lease by Network. Such insurance certificate shall provide: (i) that the coverages thereon shall not be substantially modified or canceled without thirty (30) days' prior written notice to TESC; and (ii) that TESC shall be notified in writing of Network's failure to renew any policy on the certificate by each policy anniversary date during the term of this Lease. The foregoing insurance shall be provided in the form of "occurrence" policies. Notwithstanding anything else contained herein to the contrary, TESC shall not have any duty to provide the transponder space contemplated by this Lease or perform in any way under this Lease or continue to carry any Programming Service if Network fails to provide documentation, satisfactory to Affiliate in its sole discretion to evidence the insurance coverages contemplated hereby.

                  13.17.4 No Effect on Indemnification. Network's indemnity obligations set forth above shall not be negated or reduced by virtue of Network's insurance carrier's denial of insurance coverage for the occurrence or event which is the subject matter of the claim or refusal to defend TESC and/or any of its Affiliates.

                  13.17.5 Survival. Any provision of this Lease which logically would be expected to survive termination or expiration of the Lease shall survive termination or expiration. In addition and not in limitation of the foregoing, all representations, warranties, covenants, indemnifications, confidentiality obligations, and limitations of liability shall survive the termination or expiration of this Lease.

                  13.18.6 Clean Slate. TESC and Network acknowledge that, with respect to all amounts due by either party or its Affiliates to the other for obligations incurred prior to September 21, 2006 ("Clean Slate Claims"), other than for Clean Slate Claims listed in EXHIBIT C, all payment-related obligations shall be deemed fully performed, and each party waives and discharges any claim with respect to any Clean Slate Claims. The amounts listed for the Clean Slate Claims in EXHIBIT C reflect each party's position as of the Effective Date, which may or may not be the other party's position. For clarity, the parties agree that any claims for indemnification under Old Leases shall survive.

         IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the date first set forth above.

COLORADO SATELLITE                                   TRANSPONDER ENCRYPTION

BROADCASTING, INC. (NETWORK)                         SERVICES CORPORATION


/s/ Ken Boenish                                      /s/ Mark Jackson
---------------------                                ---------------------
Ken Boenish                                          Mark Jackson
President                                            President

                                    EXHIBIT A

                              PROGRAMMING SCHEDULE

The Programming Services consist of three (3) video channels of unedited adult-oriented programming, which is largely comprised of feature films and videos. The Programming Services are currently identified as:

1. The "Extasy" Channel which has an XXX rating.

2. The "Erotic Television Clips" (TeN Clips) Channel which has an XX rating.

3. The "TeN" ("The Erotic Network") Channel which has an XX rating.

All such channels shall be deemed to include the same services operated under these or any other names in the future whether in standard definition or high definition.

                                    EXHIBIT B

                               CORPORATE GUARANTEE

         To induce Transponder Encryption Services Corporation ("TESC") to enter into the Satellite Capacity Lease (the "Lease") dated October 24, 2006 between TESC and Colorado Satellite Broadcasting, Inc. ("CSB"), the undersigned ("Guarantor") hereby unconditionally guarantees and promises to perform any and all of CSB's obligations under the Lease.

         1. This Guarantee is a continuing guarantee which shall remain effective until all of CSB's obligations under the Lease have been fully performed.

         2. The obligations hereunder are joint and several, and independent of the obligations of CSB. A separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against CSB or whether CSB is joined in any such action or actions (provided, however, that Guarantor may bring CSB into any such action as permitted under applicable law) and Guarantor waives the benefit of any statute of limitations affecting its liability under this Guarantee or the enforcement hereof.

         3. This Guarantee shall not be impaired by any modification, supplement, extension or amendment of any contract or agreement to which TESC and CSB may hereafter agree, nor by any modification, release or other alteration of any of the indebtedness thereby guaranteed or of any security therefor, nor by any agreements or arrangements whatever with CSB or anyone else.

         4. Guarantor waives any and all right to assert against TESC any claim or defense based upon an election of remedies by TESC which, in any manner impairs, affects, reduces, releases, destroys and/or extinguishes TESC's subrogation rights and/or Guarantor's right to proceed against CSB for reimbursement, and/or any other rights of Guarantor against CSB and/or against any other person or security, including, but not limited to, any defense based upon an election of remedies by TESC under the terms of the Rules of Civil Procedure of the any state, or of the United States. Guarantor waives any right to require TESC to: (a) proceed against CSB; (b) proceed against or exhaust any security held from CSB; or (c) pursue any other remedy in TESC's power whatsoever. Any and all present and future debts and obligations of CSB to Guarantor are hereby waived and postponed in favor of and subordinated to the full payment and performance to TESC. Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of default, notices of acceptance of this Guarantee, notice of any and all other notices to which Guarantor might otherwise be entitled, and the right to a trial in any action hereunder or arising out of TESC's transactions with CSB.

         5. Guarantor agrees to pay all attorney fees and all other costs and expenses which may be incurred by TESC in the enforcement of this Guarantee or any claim hereunder or under any other instrument or guarantee, to the maximum extent permitted by law.

         6. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. The federal and state courts in the State of New York shall have exclusive jurisdiction to hear and determine any claims, disputes, actions or suits which may arise under or out of this Guarantee. The parties agree and voluntarily consent to the personal jurisdiction of, and waive any objection to venue in, such courts for such purposes and agree to accept service of process outside the State of New York in any matter to be submitted to any such court pursuant hereto.

         7. No modification of this Guarantee shall be effective for any purpose unless it is in writing and executed by an officer of TESC authorized to do so.

         IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guarantee effective as of October 20, 2006.


Witness: /s/ (illegible)           GUARANTOR: NEW FRONTIER MEDIA, INC., A
        ------------------         COLORADO CORPORATION HAVING A PRINCIPAL
                                   PLACE OF BUSINESS AT 7007 WINCHESTER CIRCLE,
                                   SUITE 200, BOULDER, COLORADO 80301






                                   /s/ Ken Boenish
                                   ------------------
                                   Ken Boenish
                                   President


STATE OF COLORADO )
                    )
COUNTY OF BOULDER )

         This Guarantee was acknowledged before me this 20th day of October, 2006, by Ken Boenish as President of New Frontier Media, Inc., a Colorado corporation having a principal place of business at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. WITNESS my hand and official seal.


        SEAL                               /s/ Anthony Medina
        NOTARY PUBLIC                      ----------------------------
        STATE OF COLORADO                  Name: ANTHONY MEDINA
                                           Notary Public
                                           My Commission Expires:
                                           My commission expires 12/16/09

                                    EXHIBIT C

                               CLEAN SLATE CLAIMS


1. TESC claim regarding overpayment for Extasy of $421,681.61

2. Network claim from December, 2004 audit indicating a possible underpayment to Network of $199,893.